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PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”) is dated June 15, 2015 (the “Closing Date”) by and among Richardson Electronics, Ltd., a Delaware corporation (hereinafter called “Buyer”), and International Medical Equipment & Services, Inc., a North Carolina corporation (hereinafter called the “Seller” or “IMES”), and Lee A. McIntyre III (“Trey”), Lee A. McIntyre, Jr. (“Lee”) and Delburn Ezell (“Ezell”), the owners of all of the outstanding stock of Seller (hereinafter called the “Shareholders”).
The parties hereto desire that the Seller sell, transfer, convey and assign all of the Purchased Assets (as defined below) used in connection with the Seller’s business, which business consists of the sale of replacement parts, service, refurbishment, technical support and equipment for the diagnostic imaging market (the “Business”) as a going concern to the Buyer, and that the Buyer purchase the same, upon the terms and conditions hereinafter set forth:
NOW, THEREFORE, in consideration of the premises and the mutual covenants and representations and warranties hereinafter stated, the parties agree as follows:
1.Transfer of Assets and Related Transactions.
a.    Transfer of Assets. On the terms and subject to the conditions of this Agreement, at the Closing, but effective as of the Effective Time, the Buyer shall purchase from the Seller and the Seller shall sell, transfer, convey and assign to the Buyer, except for those items provided for in Subsection l(b) below, all of Seller’s assets and properties of every kind and description, wherever located, whether or not fully depreciated, written off or not included on Seller’s books and all rights relating to the Business whether arising by contract, law or otherwise, free and clear of all liens, pledges, encumbrances, security interests, rights of third parties and impairments (“Encumbrances”), except for such encumbrances set forth in Schedule 1(a) (“Permitted Encumbrances”), including, without limitation, the following assets and properties of the Seller:
i.    All raw material, work in process, inventories of finished products, supplies, spare parts and shipping containers and materials of the Seller located on premises, in transit or elsewhere and all of Seller’s rights thereto, including, without limitation, the items set forth in Schedule 1(a)(i);
ii.    Except for the items referred to in Subsection 1(b) below, all machinery, equipment, tools and other items of personal property owned by the Seller, including, without limitation, all fixtures, parts, supplies, furniture, furnishings and equipment, including, without limitation, the items set forth in Schedule 1(a)(ii);

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iii.    All rights of the Seller in, to and under all contracts, leases, distributor agreements, commitments, purchase and sales orders and other agreements, which are set forth in Schedule 1(a)(iii) (which are assignable or transferable);
iv.    All accounts and notes receivable and unfilled purchase and sale orders of the Seller, billed and unbilled (including, without limitation, all accounts receivable arising from goods shipped prior to the Closing, even if the related invoices have not yet been issued, and those accounts receivable listed on the List of Receivables attached hereto as Exhibit A and made a part hereof);
v.    All information technology systems, test equipment, and any and all similar property or rights used or useful or developed or acquired for use in connection with the Business or related to the Business, including, without limitation, the items set forth in Schedule 1(a)(v).
vi.    The Seller’s interest in the leases of personal property related to the Business, including, without limitation, those set forth in Schedule 1(a)(vi), together with all rights, privileges, prepaid rent, deposits and credits of the lessee under such leases, whenever accruing (herein collectively called the “Equipment Leases”).
vii.    All marketing or promotional designs, sales literature, brochures, advertisements, concepts, literature, rights against other Persons in respect of any of the foregoing and any other promotional assets used or useful or developed or acquired for use in connection with the Business (collectively, the “Promotional Rights”).
viii.    The right, title and interest of the Seller in and to its corporate name and all variants thereof, assumed names, trade names, “doing business as” names, trade or service marks, trade secrets or proprietary information, if any, as well as all formulas, know-how, patents, patent rights, patent applications, trademarks, service marks, trademark and service mark registrations and registration applications, trade names, trade name registrations, logos, trade dress, copyrights, copyright registrations, technology, know-how, trade secrets, inventions, models, processes, formulas, techniques, designs, licenses, pricing policies, information as to the identities or requirements of customers or potential customers, market information, market analyses, marketing plans, operating or management policies, procedures and forms, computer software and computer operating procedures and all other proprietary rights of the Seller used or useful or developed or acquired for use in the Business, the name “International Medical and Equipment Services” and the acronym “IMES”, the Seller’s phone numbers, fax numbers, e-mail addresses, internet address, domain names, websites and the like, including, without limitation, the items set forth in Schedule 1(a)(viii), (collectively, the “Proprietary Rights”).

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ix.    The rights, remedies and claims (whenever arising) under contracts and agreements not fully performed prior to Closing, to which the Seller is a party and related to the Business.
x.    Without limiting the generality of the foregoing, all rights, remedies and claims (whenever arising) of the Seller under Contracts with customers, suppliers, insurers or any other Person (whether or not set forth elsewhere in this Section 1 and whether or not similar to the things set forth elsewhere in this Section 1), and all notes, evidences of indebtedness, insurance proceeds, purchase orders and deposits and rights and claims to refunds and adjustments of any kind, owned by the Seller and relating to the Business.
xi.    In addition to the rights and claims described in paragraph (x) above, all other rights, remedies, claims (whenever arising), judgments, all express and implied warranties, guarantees, rights of recovery, set-off or recoupment of any kind and any causes of action, whether known or unknown, of the Seller against third parties of any nature relating to the Business.
xii.    All of the Seller’s rights, remedies and claims (whenever arising) under insurance policies related to the Business (the “Insurance Policies”).
xiii.    All books and records of Seller (whether in written or other form) of any kind presently in or hereafter coming into the care, custody or control of the Seller (including any such records held by others on behalf of the Seller) relating to the Business including the past, present or future operation thereof, including, but not limited to, purchase and sales records, all records related to Seller’s customers and vendors, all blueprints and specifications, personnel and labor relations records, records relating to environmental concerns, accounting and financial records, maintenance records, operating and management manuals, computer systems and software documentation, disks, tapes and other computer storage media and the information stored thereon, blank forms, blank checks and other blank instruments, fixtures and equipment and records (whether in written or other form) relating to the Promotional Rights or Proprietary Rights included in the Purchased Assets (as hereinafter defined).
xiv.    All permits, licenses, franchises, concessions, consents, authorizations, approvals, registrations, ISO Certifications, filings and other similar acts of or made with any governmental, regulatory or self-regulatory agency held by the Seller and relating to the Business (collectively, “Permits”) that may lawfully be assigned or transferred, including, without limitation, the items identified in Schedule 1(a)(xiv), subject, however, to any action by such governmental agency that may be required in connection with such assignment or transfer.

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xv.    All prepaid insurance, prepaid taxes, credits, deposits and other prepaid items or favorable balances of any kind in favor of the Seller and relating to the Business, to the extent any of such items may lawfully be assigned or transferred.
xvi.    All goodwill of or associated with the Business.
xvii.    All warranty rights, rights of action or choses in action relative to any of the above individual assets, properties and rights being transferred to Buyer pursuant to this Agreement.
xviii.    If transferable, all bank accounts of Seller used for Seller’s accounts receivable, specifically excluding any cash held in such bank accounts.
All other assets of the Seller of every kind, character and description as of the Closing, wherever located, whether or not set forth elsewhere in this Section 1 and whether or not similar to the things set forth elsewhere in this Section 1 used or useful or developed or acquired for use in, or related to, the Business. For convenience of reference, the assets, properties and rights to be transferred, conveyed and assigned to the Buyer are hereinafter collectively called the “Purchased Assets”. It is expressly agreed that the acquisition of the Purchased Assets will not result in the assumption of or any obligation to discharge any obligation unless Buyer expressly assumes that obligation pursuant to the other provisions of this Agreement.
b.    Assets Not Being Transferred. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Purchased Assets expressly do not include any of the following:
i.    All employment contracts or rights, assets relating to employee benefits or plans of any kind or description and personnel and payroll records relating to Seller’s employees;
ii.    The items of machinery, equipment, furnishings and other property listed in Schedule 1(b)(ii) as being items to be retained by Seller;
iii.    Seller’s rights in and to the claims listed in Schedule 1(b)(iii);
iv.    Any contracts, leases, distributor agreements, commitments, purchase and sales orders and other agreements of Seller, if any, which are not set forth in Schedule 1(a)(iii) (or are non-transferable) under which there is any remaining unexecuted liability or obligation of Seller, unless upon being advised of the same Buyer agrees, at its sole discretion, in writing to specifically accept such

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contract, lease, distributor agreement, commitment, purchase or sales order or other agreement and assume Seller’s obligation and liability thereunder;
v.    Any cash on hand;
vi.    The consideration to be received by the Seller under this Agreement or Seller’s other rights under this Agreement or any of the documents to be executed and delivered in connection with this Agreement, including the Bill of Sale Assignment and Assumption Agreement and Intellectual Property Assignment and Assumption Agreement (the “Transaction Documents”);
vii.    The oral lease between IMES and LDL of South Carolina, LLC for the Office Property (as defined below) (and for purposes of clarification, Buyer acknowledges that the Office Property is owned by LDL of South Carolina, LLC and is not included in the Purchased Assets);
viii.    All minute books, stock records and corporate seals;
ix.    Any unissued shares of capital stock or capital stock held in treasury;
x.    All claims of Seller for refund of Taxes, which claims relate to those tax periods prior to the date hereof;
xi.    All life insurance policies of Seller;
xii.    All bank statements, tax returns and information and any other records Seller is required by law to retain; and
xiii.    The bank account of the Seller receiving the Purchase Price to be paid pursuant to this Agreement.
For convenience of reference, the assets, properties and rights not to be transferred, conveyed and assigned to the Buyer are hereinafter collectively called the “Excluded Assets”.
c.    Instruments of Conveyance and Transfer, Etc. At the Closing, the Seller shall deliver to the Buyer bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in the Buyer the assets, properties, rights and business being transferred, conveyed and assigned hereunder. Simultaneously therewith, the Seller shall take all steps as may be requisite or reasonably requested to put the Buyer in possession and operating control of all such assets, properties, rights and business of the Seller.
d.    Instruments Giving Certain Additional Powers and Rights; Further Assurances; Etc. Seller shall pay to the Buyer, if and when received, any amounts which

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shall be received by the Seller after the Closing in respect to any receivables or other assets, properties, rights or business to be transferred, conveyed and assigned to the Buyer as provided herein. The Seller further agrees that, at any time and from time to time after the Closing, it will, upon the request of the Buyer and at the expense of the Seller, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required or reasonably requested for the effectuation of the intent of this Agreement or for the better transferring, assigning, conveying, granting, assuring and confirming to the Buyer, or for aiding and assisting in the collection of or reducing to possession by the Buyer, any of the assets, properties, rights or business being purchased hereunder or to vest in the Buyer good, valid and marketable title to such assets, properties, rights or Business.
2.    Liabilities and Obligations.
a.    Assumption of Liabilities, Contracts and Leases. At the Closing, Buyer shall, pursuant to an Assignment and Assumption Agreement in a form reasonably acceptable to Buyer and Company (the “Bill of Sale Assignment and Assumption Agreement”), and subject to the provisions of Section 9, assume and be responsible for paying or otherwise satisfying the following liabilities and obligations of Seller, and only the following liabilities and obligations of Seller:
xiv.    [Reserved]
xv.    [Reserved]
xvi.    Any liability, not including any products liability of any kind, to Seller’s customers under warranty or return policies given by Seller to its customers in the ordinary course of business for any sales made prior to the Effective Time, 100% of the proceeds of which are received after the Effective Time, so long as such warranty or return policies are consistent with past practice and with the terms of warranty or return policies provided by the Seller in the ordinary course of business generally;
xvii.    Any liability to pay AdVantage MRI Services 50% of the proceeds received after the Closing Date pursuant to the terms set forth in Schedule 1(a) that arise as the result of the sale and receipt of payment for equipment jointly owned by Seller and AdVantage MRI Services after the Effective Time, which equipment is specifically listed in Schedule 2(a)(iv);
xviii.    Any liability arising after the Effective Time (for the avoidance of doubt, solely to the extent accrued and incurred following the Closing) under the contracts, leases, oral consignment contracts, distribution agreements,

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commitments, purchase and sales orders and agreements, each as set forth in Schedule 1(a)(iii) that are being assigned to Buyer pursuant to Section 1(a)(iii) above which would not be in conflict with or a breach of Seller’s representations and warranties and do not relate to any failure to perform, improper performance, warranty or other breach, default of violation by Seller on or prior to Closing;
xix.    Any liability to fulfill orders by Seller’s customers incurred by the Seller in the ordinary course of business, outstanding as of the Effective Time, set forth on Schedule 2(a)(vi) and which orders have not yet been paid for by customers directly or indirectly; and
xx.    Any liability (x) described in items 2, 3, 4 (except any such trade-in letters excluded under Section 2(b)(xi)) or 6 listed in Schedule 2(a) or (y) otherwise described in Schedule 2(a) to the extent accrued and incurred solely following the Closing.
For convenience of reference, the liabilities and obligations of the Seller being assumed by the Buyer as aforesaid are hereinafter collectively called the “Assumed Liabilities”.
b.    Exclusion of Liabilities. Notwithstanding anything contained in this Agreement to the contrary, except for the Assumed Liabilities, the Buyer is not assuming, and will not assume, discharge or be liable for any other claims, charges, accrued or un-accrued expenses, known or unknown liabilities or obligations of the Seller or the Shareholders (regardless of whether relating to the Purchased Assets, and in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated and whether due or to become due, and will have no obligation (whether to the Seller or any other Person) to perform, and the Shareholders and the Seller, jointly and severally, will pay, perform, or otherwise discharge in accordance with their terms and remain responsible for, and will indemnify, hold harmless, and defend Buyer subject to the terms of Section 9 (to the extent applicable) from and against, each of the Excluded Liabilities, regardless of when asserted. Without limitation to the generality of the foregoing, such claims, charges, expenses, liabilities and obligations not assumed by Buyer shall include, without limitation:
i.    Those liabilities and obligations of Seller, payable to one or more Shareholders or any other intercompany liabilities between Seller and one or more Shareholders or any person affiliated with the Seller or any Shareholder;
ii.    All liabilities and obligations for federal, state and local taxes relating to the operation of the business of the Seller prior to the Closing or related to the transfer, conveyance and assignment of the Purchased Assets contemplated by this Agreement, including, without limitation, property, franchise, gross receipts, excise and income taxes;

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iii.    Subject to the provisions of Section 9 (to the extent applicable), all liabilities and obligations of the Seller to customers relating to sales, the proceeds of which are received prior to the Effective Time, with respect to credits due to customers or to alleged shortages and defects in goods delivered to customers or, as of the Closing, in transit to customers;
iv.    Any liability to Seller’s customers under warranty or return policies given by Seller to its customers in the ordinary course of business relating to sales, the proceeds of which are received prior to the Effective Time;
v.    All liabilities and obligations of the Seller under this Agreement or with respect to or arising out of the transactions contemplated hereby;
vi.    Subject to the provisions of Section 9, all liabilities and obligations of the Seller which violate any representation, warranty, covenant or agreement of the Seller or the Shareholders contained herein or in any document, instrument or certificate delivered by or on behalf of the Seller or Shareholders in connection herewith;
vii.    All liabilities and obligations of Seller to its employees predecessors-in-interest to the Seller or otherwise, or to any such Person’s spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances (including the termination of employment by Seller as of the Closing Date) occurring at any time during the period or periods of any such Persons’ employment by either the Seller or its affiliates or their respective predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation, all liabilities arising (a) under any benefit plans of the Seller, (b) under any legal requirement relating to employment, wages and hours, equal opportunity, discrimination, plant closing or immigration and naturalization, (c) under any collective bargaining legal requirement, agreements or arrangements or (d) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;
viii.    All liabilities relating to, based upon events or conditions occurring or existing in connection with, or arising out of the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of the Purchased Assets (or any other assets, properties, rights or interests of the Seller or associated, at any time prior to the Closing Date, with the Purchased Assets) including, without limitation, liabilities related to (a) any injury to individuals or property as a result of the ownership, possession, maintenance, or use of the Purchased Assets (or other assets sold by Seller) prior to the Closing Date, (b) hazardous materials or environmental, health, and safety liabilities related to the Purchased Assets (or other assets sold by Seller), (c) claims

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relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (d) any liabilities arising at any time as a result of either the Seller’s lack of qualification or licensing in any jurisdiction in which it owned or leased assets, maintained sales personnel or conducted any business, including the distribution or sale of products, prior to the Closing Date, (e) any liabilities arising from Seller’s infringement of any intellectual property rights or (f) compliance (or non-compliance) with any applicable legal, regulatory or similar requirement;
ix.    Subject to the provisions of Section 9, all liabilities and obligations of the Seller with respect to litigation, suits, claims, demands or governmental proceedings for matters prior to Closing;
x.    All liabilities and obligations of Seller with respect to contracts, leases, distribution agreements, commitments, purchase and sales orders and agreements of Seller, if any, which are not set forth in Schedule 1(a)(iii) and/or which are not transferred to Buyer as provided by Section l(b)(iv) (it being understood for the avoidance of doubt that any obligations and liabilities of Seller with respect to contracts, leases, distribution agreements, commitments, purchase and sales orders and agreements of Seller relating to Reimbursable Equipment (except the payment obligations in respect of Reimbursable Equipment to the extent listed on Schedule 2(a)) shall be Excluded Liabilities (such Excluded Liabilities, “Reimbursable Equipment Liabilities”));
xi.    All liabilities and obligations of Seller, including any accounts payable that represent an obligation to pay, with respect to contracts, leases, distributor agreements, commitments, purchase and sales orders and agreements being assigned to Buyer pursuant to Section l(a)(iii) that are (a) not set forth on Schedule 1(a)(iii) together with (x) a description of regular or otherwise scheduled payment amounts thereunder or (y) the applicable agreement having been provided previously to the Buyer, or (b) in the case of any outstanding offers to purchase equipment from a trade-in desk involving amounts in excess of $5,000, in excess of the amounts listed therefor on Schedule 1(a)(iii);
xii.    All liabilities and obligations of the Seller for fees, costs and expenses relating to or arising out of the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses, expenses incurred in satisfying the conditions contained herein and penalties and fees relating to or arising out of the prepayment of any long‑term indebtedness or deferred income taxes; and
xiii.    All liabilities and obligations of Seller with respect to any credit cards of the Seller, its employees or any of the Shareholders.

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For convenience of reference, the liabilities and obligations of each of the Seller and Shareholder not being assumed by the Buyer as aforesaid in this Section 2(b) are hereinafter collectively called the “Excluded Liabilities”.
c.    Bulk Sales and Liability Indemnity. Except for the Assumed Liabilities and subject to the provisions of Section 9, Buyer shall not be deemed to have assumed any obligation, indebtedness, liability or commitment (contractual or otherwise) of Seller. The parties hereto waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. In consequence, Seller agrees to pay or otherwise discharge, in due course, all claims of creditors and taxes which could be asserted against Buyer by reason of such noncompliance. Seller agrees to indemnify Buyer, its parent and affiliated companies and successors and assigns, against, and to save them, and each of them, harmless of and from any loss, liability, cost, and expense, including reasonable attorneys’ fees, which may be sustained or incurred by said indemnified parties, or any of them, on account of the assertion against them, or any of them, from and after the Closing of any debt, liability, tax, obligation or commitment in connection with the Purchased Assets and/or of Seller not included in the Assumed Liabilities.
3.    Consideration for Transfer and Closing.
a.    Purchase Price. In consideration for the Purchased Assets, Buyer shall assume the Assumed Liabilities and make the following purchase price payments (the “Purchase Price”): (a) a payment of $11,550,000.00 (the “Closing Payment”), less the Schedule 2(a) Offset (as defined in Schedule 2(a)), and (b) a payment of $741,672.49 (the “Reimbursement Payment”) as reimbursement for the purchase of equipment between November 30, 2014 and prior to the Closing Date that has not been sold (or otherwise monetized), which such equipment is specifically listed in Schedule 3(a) (“New Equipment”) as “Reimbursable Equipment”. The Purchase Price shall be paid as follows: At the Closing, Buyer shall pay or cause to be paid by wire transfer of immediately available funds (x) on behalf of Seller, $726,602.76 to the account of Bank of America, N.A. for the full payoff amount related to loan number 273 (which account has been designated in writing by Bank of America, N.A. to Buyer), (y) on behalf of Seller, $334,807.78 to the account of Bank of America, N.A. for the full payoff amount related to loan number 281 (which account has been designated in writing by Bank of America, N.A. to Buyer), and (z) the balance of the Purchase Price, following the payments to Bank of America, N.A., to the account of Seller (which account has been designated in writing by Seller to Buyer).
b.    Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place on the Closing Date. Notwithstanding anything herein to the contrary, the Closing shall be effective as of 12:01 a.m. June 15, 2015 (the “Effective Time”). The parties shall effect a “virtual” Closing via PDF, facsimile or other electronic transmission

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of signature pages and other required Closing documents. Without limiting the generality of the foregoing, all right, title and interest in and to the Purchased Assets, and risk of loss with regard thereto, will be deemed to have been passed to Buyer at the Effective Time.
c.    Closing Deliverables. In addition to any other documents to be delivered under the provisions of this Agreement, at the Closing:
i.    Seller will deliver, or cause to be delivered, as applicable, to Buyer:
(a)    the Purchased Assets;
(b)    a cross-receipt executed by the Seller, acknowledging receipt of the Purchase Price, in a form reasonably acceptable to Buyer;
(c)    the duly executed Bill of Sale Assignment and Assumption Agreement transferring the Purchased Assets to Buyer, free and clear of any and all Encumbrances (except Permitted Encumbrances) and assigning all of the Purchased Assets that are intangible personal property as contemplated in Sections 1 and 2, executed by the Seller;
(d)    duly executed Intellectual Property Assignment Agreements assigning all intellectual property of the Seller to Buyer, free and clear of any and all Encumbrances (except Permitted Encumbrances);
(e)    all releases, termination statements or satisfactions of all Encumbrances, including the security interest of Bank of America in Seller’s assets, and payoff letters regarding the same in forms reasonably acceptable to Buyer, other than Permitted Encumbrances, with respect to the Purchased Assets;
(f)    such other deeds, bills of sale, endorsements, assignments, certificates of title, affidavits, indemnity agreements and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Purchased Assets, free and clear of any and all Encumbrances (except Permitted Encumbrances);
(g)    a duplicate original of a document in form sufficient for filing, amending the Articles of Incorporation of the Seller so as to change the name of the Seller to a name bearing no resemblance to its present name, a complete and correct copy, certified by the Secretary of the Seller, of the resolutions of the Seller’s Board of Directors and Shareholder authorizing and approving

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such change of name and consent and a written consent to the use by the Buyer or any parent or subsidiary or affiliate of the Buyer, or any successor or assignee of any thereof, of the name of the Seller or any variant thereof, and such other documents as may be necessary to effectuate the foregoing in respect of any states in which the Seller is qualified to do business as a foreign corporation;
(h)    a duly executed employment agreement in form and substance acceptable to the Seller for Trey (the “Employment Agreement”) and a duly executed consulting agreement in form and substance acceptable to the Seller for Lee;
(i)    a lease for the property commonly known as IMES, 8190 Regent Parkway, Fort Mill, SC 29715 (the “Office Property”), in the form of Exhibit B duly executed by LDL of South Carolina, LLC;
(j)    copies or originals of the written materials described in Sections 1(a)(iii) and 1(a)(vii), which may be delivered in electronic form;
(k)    a certificate duly executed by an officer of the Seller certifying the accuracy of all of Seller’s representations and warranties and confirming the Seller’s performance of and compliance with all of Seller’s covenants and obligations pursuant to this Agreement as of the Closing Date;
(l)    a legal opinion of Seller’s counsel dated as of the Closing Date and substantially in the form of Exhibit C attached hereto;
(m)    good standing certificates for Seller from North Carolina and South Carolina, dated as of a recent date prior to the Closing Date;
(n)    evidence of the termination by Seller of all its employees within the sixty (60) days prior to the Closing Date, including any related releases for employment contract provisions that may survive termination;
(o)    evidence of full payoffs of all vehicle related loans of Seller prior to the Closing Date;
(p)    such other documents or instruments as Buyer reasonably requests to consummate the transactions contemplated by this Agreement;
(q)    any documents necessary to transfer all bank accounts of Seller used for Seller’s accounts receivable, if transferable, specifically excluding any cash held in such bank accounts;

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(r)    to the extent such documentation is available from Seller’s insurance providers, evidence that the Insurance Policies shall reasonably and adequately cover Buyer and Seller following the Closing for such product liability or other warranty or any service-related claims normally insured against by persons carrying on the same business or businesses as Seller, in respect of sales prior to the Closing;
(s)    a flow of funds memorandum executed by the Seller, showing the flow of funds from Buyer at the Closing, in a form reasonably acceptable to Buyer; and
(t)    a list of all inventory of Seller located at its warehouse in Phoenix, AZ.
ii.    The Buyer will deliver to the Seller:
(a)    the Purchase Price, by wire transfer at the account specified in writing to Buyer at the Closing;
(b)    a cross-receipt executed by Buyer in a form reasonably acceptable to the Seller;
(c)    the duly executed Bill of Sale, Assignment, and Assumption Agreement, executed by Buyer;
(d)    the duly executed Intellectual Property Assignment Agreements, executed by Buyer;
(e)    the duly executed Employment Agreement and a duly executed consulting agreement in form and substance acceptable to the Buyer for Lee;
(f)    a lease for the property commonly known as IMES, 8190 Regent Parkway, Fort Mill, SC 29715, substantially in the form of Exhibit B duly executed by Buyer;
(g)    a resale certificate with respect to any inventory purchased as part of the Purchased Assets in the form required by its state of incorporation and all other states in which Seller operates, if required by such state(s), including, without limitation, North Carolina, South Carolina and Arizona;
(h)    a certificate duly executed by an officer of the Buyer certifying the accuracy of all of Buyer’s representations and warranties and confirming

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the Buyer’s performance of and compliance with all of Buyer’s covenants and obligations pursuant to this Agreement as of the Closing Date;
(i)    a flow of funds memorandum executed by the Buyer, showing the flow of funds from Buyer at the Closing, in a form reasonably acceptable to Seller; and
(j)    such other documents or instruments as Seller reasonably requests to consummate the transactions contemplated by this Agreement.
d.    Continuation of Certain Arrangements. Nothing in this Agreement will be construed as an attempt to assign any contract in existence as of the Closing Date that is non-assignable without required consent unless such consent shall have been given and that is not contemplated to be included within the Purchased Assets pursuant to Section 1(a) or Assumed Liabilities pursuant to Section 2(a) above or is contemplated to be an Excluded Asset pursuant to Section 1(b) or an Excluded Liability pursuant to Section 2(b) above. In the event and to the extent that the parties hereto are unable to obtain any necessary required consent to such an assignment to Buyer, then: (i) Seller will continue to be bound thereby; and (ii) (A) Buyer will perform and discharge fully all the obligations of the Seller thereunder after the Effective Time and indemnify the Seller for all losses arising out of such performance by Buyer, (B) the Seller will, without further consideration therefor, pay, assign and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance, (C) the Seller will promptly exercise or exploit its rights and options under all such contracts only as directed by Buyer and at Buyer’s expense, and (D) if and when any such required consent shall be obtained or such contract shall otherwise become assignable, the Seller will promptly assign, in a manner consistent with this Agreement, its rights and obligations thereunder to Buyer and Buyer will, without the payment of any further consideration therefor, assume such rights and obligations and continue to indemnify the Seller as stated above.
e.    Allocation of Consideration. The Purchase Price shall be allocated among the Purchased Assets as determined by Stout Risius Ross, Inc. (“SSR”) as soon as practicable following the Closing Date. Within ten days of the completion by BDO USA, LLP (“BDO”) of its audit of the Purchased Assets, SSR shall present for approval its recommended method for the Purchase Price allocation, which method shall be based on BDO’s inventory valuation and shall be approved by Buyer and Seller in their reasonable discretion in a signed writing. Each of Buyer and Seller agree to work together reasonably and in good faith in respect of such approval. SSR’s Purchase Price allocation shall be final and binding on all parties to this Agreement, if and only if it follows the method agreed upon and approved by Buyer and Seller prior to Closing. Such allocation shall be made in accordance with Section 1060 of the Internal Revenue Code (the “IRC”). Buyer and Seller hereby recognize their mutual obligations pursuant to Section 1060 of the IRC to timely file Form 8594 (and subsequent

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supplementary Forms 8594, if required) reporting such allocation. Buyer and Seller shall each report the federal, state, foreign and local tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation for all tax purposes and neither Buyer nor the Seller will take any position inconsistent with such allocation unless otherwise required by law. Amounts due to BDO and SSR for the work set forth in this Section 3(e) shall be paid by Buyer.
f.    Insurance. Seller and Shareholders jointly and severally undertake (x) to obtain and pay for, as promptly as possible, insurance policy endorsements with CNA Insurance to policy number ADT 4032126904, which endorsements shall provide for (A) (i) coverage for Buyer and its affiliates and any of their respective directors, officers, and employees coextensive with all coverage for Seller, and (ii) $4,000,000 of coverage for any and all claims asserted between November 1, 2013 and June 15, 2018 in respect of any activity of Seller prior to Closing or (B) coverage substantially equivalent to the foregoing described in clauses (i) and (ii), as determined by Buyer in its reasonable discretion and (y) to present to Buyer written evidence of the satisfaction of the foregoing obligations in form satisfactory to Buyer acting reasonably. Promptly following such presentment to Buyer of such written evidence, Buyer shall pay to Seller $100,000 by wire transfer of immediately available funds to an account designated by Seller. Payment of such $100,000 shall be considered as part of the purchase price for the Purchased Assets and shall be deemed to be part of the Purchase Price for purposes of Section 3(e).
4.    Representations and Warranties of the Seller and the Shareholders. As inducement for Buyer to enter into and consummate this Agreement, each of the Seller and the Shareholders, jointly and severally, represent and warrant to the Buyer as follows:
a.    Schedules. As used in this Agreement, the term “Schedules” refers to those Schedules attached hereto and delivered simultaneously herewith by the Seller and the Shareholder to the Buyer, which Schedules are correct and complete.
b.    Organization; Good Standing; Qualification; Capital Structure, and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Seller is duly qualified and in good standing as a foreign entity and is duly authorized to transact business in South Carolina, has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted and to enter into this Agreement and each of the other agreements required to be entered into or delivered by it under the terms hereof, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
c.    Capital Stock of the Seller. Seller has 1,000 shares of capital stock outstanding, of which 600 shares are owned by Trey, 200 shares are owned by Lee and 200 shares are owned by Ezell, and all of which have been duly authorized and validly issued,

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are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. The Seller’s capital stock, including the outstanding shares held by the Shareholders, is not subject to any shareholders agreement, shareholders rights plan, voting agreement or similar agreement.
d.    Authority; No Violation, Etc. The execution and delivery and performance of this Agreement and each of the other agreements to be entered into or delivered by Seller or Shareholder in connection with this Agreement or at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and this Agreement and each of the other agreements to be entered into or delivered by Seller or Shareholder in connection with this Agreement or at Closing has been duly authorized and executed and is the legal, valid and binding obligation of each of the Seller and the Shareholder, as the case may be, enforceable in accordance with its terms except (i) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereinafter in effect relating to creditors’ rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court (in equity or at law) before which any proceeding therefore may be brought. Neither the execution and delivery of this Agreement and each of the other agreements to be entered into or delivered by Seller or Shareholder in connection with this Agreement or at Closing, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by each of the Seller and the Shareholder with any of the provisions hereof or thereof will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation, By‑laws, any shareholder agreements or other governing documents of Seller, or, except as described in Schedules 1(a)(iii) and 1(a)(vi) to the extent it does not create any damages whatsoever for Buyer or otherwise impair the execution of this Agreement or each of the other agreements to be entered into or delivered by Seller or any Shareholder in connection with this Agreement or at Closing or the consummation of the transactions contemplated hereby and thereby, violate, conflict with, result in a breach of or default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, contract, license, lease, agreement or other instrument or obligation, arrangement or understanding to which the Seller or Shareholder is a party, or by which it’s or his properties or assets may be bound, except for such violation, conflict, breach, default or right of termination, cancellation or acceleration as to which requisite waivers or consents have been obtained (which waivers and consents, if any, are listed in Schedule 1(a)(iii), (ii) violate any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body or any statute, rule or regulation applicable to the Seller or Shareholder or any of its or his properties, assets or outstanding shares, or (iii) cause or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of the Seller or Shareholder to be accelerated or increased. No consent or approval by any governmental authority is required

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in connection with the execution and delivery by the Seller or Shareholder of this Agreement or each of the other agreements to be entered into or delivered by Seller or Shareholder in connection with this Agreement or at Closing or the consummation by the Seller or the Shareholder of the transactions contemplated hereby or thereby, except for any documents required to be filed with the State of North Carolina or the State of South Carolina in connection with the corporate name change of Seller following Closing.
e.    Subsidiaries. Seller has no equity interest either directly or indirectly, in any incorporated or unincorporated entity.
f.    No Proceedings and No Material Adverse Changes. There is no proceeding pending or threatened against Seller (i) that challenges, or seeks damages or other relief in connection with, any of the transactions contemplated herein or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions or otherwise interfering with any of the transactions contemplated herein. Likewise, since March 31, 2015, there has not been any material adverse change in the Business, its relationships with its clients, its business or financial prospects, its employees, its members, or other third parties with whom it conducts business.
g.    Title to Property, No Encumbrances and Related Matters. Except as described in Schedule 1(a), Seller has, and upon Closing Buyer will acquire, good and marketable title to or, in respect of any leases, a valid leasehold in, all the Purchased Assets, free and clear of all liabilities, claims, exceptions, reservations, judgments, mortgages, liens, pledges, charges, security interests, encumbrances or obligations of any kind or character, except for Permitted Encumbrances and except those that are part of the Assumed Liabilities. Except as described in Schedule 1(a)(iii), all consents necessary to convey or transfer the Purchased Assets have been obtained and are valid and binding upon the persons giving the same, and the Seller is delivering to the Buyer at the Closing a duly executed copy of each such consent. Except as described in Schedule 1(a), Seller has not entered into any agreement, arrangement, and commitment or understanding to sell, transfer, assign, convey, pledge or otherwise dispose of its assets, except for Seller’s products sold in the ordinary course of business consistent with past practice.
h.    No Undisclosed Liabilities; Indebtedness. Seller has no liabilities with respect to the Business other than as set forth in Schedule 4(h), except (a) the Assumed Liabilities, (b) those that are adequately reflected or reserved against in the financial statements of Seller as of March 31, 2015, (c) those that have been incurred in the ordinary course of business consistent with past practice since the March 31, 2015 financial statements and that are not, individually or in the aggregate, material in amount, and (d) those fees and expenses incurred in connection with the transactions contemplated by this Agreement, which are in the aggregate in an amount not in excess of $125,000. Seller does not have any indebtedness other than as set forth in Schedule 4(h) and Seller is not in default on any such

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indebtedness, and no event has occurred or is anticipated to occur in respect of the provisions of any instrument or agreement of such indebtedness that, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder. Except as provided in Schedule 4(h), all indebtedness of the Seller is to be repaid, discharged or otherwise released as of the Closing Date.
i.    Seller’s Solvency. Seller (i) is not insolvent and has not generally failed to pay, or admitted in writing its inability or unwillingness to pay, its debts as they become due; (ii) has not applied for, consented to, or acquiesced in, the appointment of a trustee, receiver, sequestrator, or other custodian for Seller or for a substantial part of its property, or made a general assignment for the benefit of creditors; (iii) has not filed and has not permitted or suffered to exist with respect to itself the commencement of any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up, or liquidation proceeding; and (iv) has not taken any action authorizing any of the foregoing.
j.    Tax Matters. All tax returns required to be filed by Seller prior to the Closing Date have been timely filed, each such tax return has been prepared in compliance with all applicable laws and regulations, and all such tax returns are true and accurate in all respects. Seller has paid or made provisions to pay all taxes that have become due for all periods until the Closing Date, and no deficiencies for taxes have been claimed, proposed or assessed by any taxing authority against Seller, the property to be leased by LDL of South Carolina, LLC or any other Purchased Asset. No tax returns filed by Seller are currently under audit by any governmental authority and there is no pending or threatened Federal, state, local or foreign tax audit, investigation or assessment of Seller and no agreement with any Federal, state, local or foreign taxing authority that may affect the subsequent tax liabilities of Seller.
k.    Real Property. LDL of South Carolina, LLC owns and holds good title to the real estate to be leased to Buyer as provided in Section 3(c)(i)(i) subject to the items set forth in Schedule 4(k). All improvements on such real estate are in good condition and repair, and there does not exist any condition which interferes or threatens to interfere with the economic value or use thereof, none of the Permitted Encumbrances interferes with or threatens to interfere with the use thereof, and there are no contingent liabilities which presently exist or which will exist with respect thereto, except as set forth in Schedule 4(k).
l.    Leases. Schedule 4(l) sets forth each parcel of real property leased or subleased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with

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respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.
m.    Financial Statements. Seller will deliver to the Buyer prior to Closing Date the following financial statements of Seller: balance sheet, income statement, and statement of cash flow for the two fiscal years prior to this Agreement, prepared by independent certified public accountants, and a balance sheet as of March 31, 2015, prepared by Seller. Such financial statements fairly present, in all material respects, the financial condition of the applicable entity. Seller has also delivered copies of all letters from Buyer’s auditors to Buyer during the two years prior to this Agreement, and all responses thereto. There has been no material change to the financial condition of Seller since March 31, 2015.
n.    Books and Records. The books of account and other records of the Purchased Assets, including, without limitation, all books and records of Seller (whether in written or other form) of any kind presently in or hereafter coming into the care, custody or control of the Seller (including any such records held by others on behalf of the Seller) relating to the Business including the past, present or future operation thereof, copies of Seller’s corporate minute book, copies of Seller’s stock records, copies of Seller’s corporate seal, purchase and sales records and all records related to Seller’s customers and vendors, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such books and records represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Without limiting the generality of the foregoing, the information furnished to the Buyer concerning Insurance Policies is accurate and complete.
o.    Sufficiency of Assets. The Purchased Assets (i) constitute all of the assets, real, personal, and mixed, tangible and intangible, of any nature whatsoever, including intellectual property assets, used in or necessary to operate the Business in the manner presently operated by the Seller and consistent with past practice, (ii) include all of the operating assets and properties of the Seller other than Excluded Assets and (iii), for the avoidance of doubt and without limitation to the foregoing, and excepting those assets among

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the Purchased Assets that are (x) equipment (or pieces of equipment) that have been acquired by the Seller in the ordinary course of business and are known to the Buyer to be in non-working condition or (y) systems or parts of systems from which certain parts have already been removed and sold, are in good repair and good operating condition, ordinary wear and tear excepted. The list of inventory located at the Seller’s Phoenix, AZ warehouse delivered to Buyer pursuant to Section 3(c)(i)(t) is accurate and complete.
p.    Agreements, Etc. Schedule 1(a)(iii) contains a true and complete list of all written or oral contracts, leases, agreements, commitments, purchase and sales orders, understandings, arrangements and other instruments to which Seller is a party or by which it is bound (except employment contracts or benefits), and Seller is not in breach or default in any material respect of any of its contractual obligations.
q.    Product Warranties and Liabilities. Schedule 4(q) attached hereto sets forth all product return policies of, and all product warranties given or made by, the Seller and the terms and conditions thereof. The Seller has not extended or granted (i) any return rights or given or made any product warranties with respect to any products sold or services performed by it or (ii) any variation in its return policies or warranties, except for those set forth in Schedule 4(q). None of the customers or clients of the Seller has claimed to the Seller or, to the best knowledge of the Seller, to Seller’s suppliers, that the Seller’s products or services are defective. Except as described in Schedule 4(q), the Seller has no knowledge of any intention on the part of any customer to return any of the Seller’s products, except returns by customers in the ordinary course of business and consistent with the return policies of the Seller and which, in any event, are not expected to be material in amount, with it being understood that such materiality determination shall take into account such dollar value of returns as are typical in the ordinary course for the Business. Except as described in Schedule 4(q), the Seller has no knowledge of any fact, or of the occurrence of any event, forming the basis of any present or future claim against the Seller, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any product warranties which would have, individually or in the aggregate, a material adverse effect.
r.    Litigation, Etc. Except as set forth in Schedule 4(r) there are no actions, suits, claims investigations or legal, governmental, administrative or arbitration, or other proceedings (formal or informal) pending, threatened, in prospect or any basis therefore, by or against Seller, whether at law or in equity, whether civil or criminal in nature or whether before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
s.    Compliance; Governmental Authorization. The Seller and the Business as currently operated (i) comply in all respects with all laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, conservation laws,

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handling of hazardous materials, occupational safety and health and equal employment opportunity), and no charges, or threats of claims, charges or investigations, alleging the failure to comply therewith have been made, and (ii) have all Federal, state, local and foreign governmental licenses and permits (including, without limitation, registration with the U.S. Food and Drug Administration) and other franchises and agreements necessary for the conduct of the Business (a list of which is set forth in Schedule 1(a)(xiv)), and such licenses, permits, franchises and agreements are in full force and effect, no violations are or have been recorded in respect of any such licenses or permits, franchises or agreements and no proceeding is pending or threatened to revoke or limit any thereof. Seller is not in violation or default with respect to any order, writ, injunction or decree applicable to Seller; nor is Seller required to take any action in order to avoid such violation or default.
t.    Environmental Compliance. Seller has obtained and maintains all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws or otherwise as necessary for the Business, and Seller is in compliance with all limitations, standards, schedules, timetables, restrictions, requirements and conditions required or imposed under all such Environmental Laws. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. There are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Seller or the Business that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.
u.    Labor Relations; Employees. Seller employs a total of 13 employees, and enjoys a good employer-employee relationship with all such employees. Except as set forth in Schedule 4(u), (i) as of the Effective Time Seller has paid in full to all employees all wages, salaries, holiday pay, commissions, bonuses and other direct compensation for all services performed by them, (ii) upon termination of the employment of any said employees, neither Seller nor the Buyer will by reason of anything done prior to the Closing be liable to any of said employees for so‑called “severance pay” or any other payments, (iii) Seller

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is in substantial compliance with all Federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (iv) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; (v) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Seller or the Shareholder, threatened against or involving the Seller; (vi)  no grievance which might have an adverse effect on Seller or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreement is pending and no claim therefore has been asserted; (vii) no collective bargaining agreement is currently being negotiated by Seller; and (viii) Seller has no liability for unpaid leave time, contribution to any welfare fund for sick benefits or otherwise on behalf of its employees, pending or threatened workmen’s compensation cases, or any other unpaid claim of any nature arising out of employment.
v.    Compensation. Schedule 4(v) sets forth a complete list of all employees, officers, and directors of Seller including current monthly compensation for each.
w.    Employee Benefit Plans. Seller has maintained an employee pension or profit‑sharing plan or a health or welfare benefit plan for its employees. Such plans, however, are not being assigned to or assumed by Buyer; and, Buyer shall have no liability or obligation of any kind (whether by contract, operation of law or otherwise) with respect thereto all of which shall be paid by Seller.
x.    Powers of Attorney. No persons, firms, associations, corporations or business organizations hold general or special powers of attorney from Seller.
y.    Brokers’ or Finders’ Fees, Etc. No agent, broker, investment banker, person or firm acting on behalf of any of the Seller or the Shareholder or under the authority of any of them is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
z.    Intellectual Property. Seller (i) owns all patents (and any patentable improvements thereof), trademarks, service marks, trade names (including, without limitation, its corporate name and all variations thereof, used by the Seller in its business), domain names, copyrights and websites (or copyrightable derivative works thereof), and intellectual property rights relating to any of the foregoing list, whether or not registered, licenses and authorizations which are necessary or used for the conduct of the Business as now conducted without infringement or any conflict with the rights of others and (ii) pays no royalty to anyone with respect thereto, has not granted any license or rights with respect thereto to any third party and has the right to bring actions for the infringement thereof. There is no infringement by others of Seller’s rights and Seller has not and is not infringing the asserted rights of others. There is no pending or threatened claim or litigation, or any basis for any claim or litigation, against Seller claiming infringement of the intellectual

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property rights of any third party or contesting the right to use or the validity of any of Seller’s trade names or its corporate name or variations thereof.
aa.    Suppliers and Customers. The relationship of Seller with suppliers and customers is good, and there is no indication of any intention to terminate or modify any of such relationships. Since March 31, 2015, there has been no change in the business relationship of the Seller with any supplier or customer that, alone or in the aggregate with other such changes, has had a material adverse effect. The Seller has no present information and is unaware that, due to any events or circumstances that have occurred prior to the date of this Agreement, any of its suppliers or customers intends to cease doing business with Seller or alter the amount of the business that any of them is presently doing with Seller, or will require, as a condition of continuing to purchase products or services from Buyer, a change in the prices at or in any other terms under which it has been doing business with the Seller. None of the orders set forth in Schedule 2(a)(vi) have been fully or partially paid for by the customer, directly or indirectly.
bb.    Business Generally. There have been no events or transactions or information which has come to the attention of the Seller or the Shareholder which could be reasonably expected to have a material adverse effect on the profitability or prospects generally of the Business and operations of Seller; provided, that Seller and Shareholder express no opinion as to political or economic matters of general applicability. Through the Closing Date, Seller has operated the Business diligently and in the usual, regular and ordinary course and manner as it has been previously operated, including substantially in the same manner as the Business was operated during the 12 months prior to the Closing Date, and has (i) preserved Seller’s present business organization intact and conserve Seller’s goodwill; (ii) preserved Seller’s relationships with employees, owners, customers, clients, suppliers, and others having business dealings with Seller (except as related to ordinary turnover); and (iii) continued to provide the same kind, quality, frequency and timeliness of service to each customer or client in a manner consistent with Seller’s past practices.
cc.    Actions Before the Closing Date. Seller and the Shareholders have not taken any action or permit any action to occur which shall cause Seller to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause Seller to be unable to perform Seller’s obligations hereunder and have used commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Seller under this Agreement or any other agreement entered into in connection herewith, including action necessary to obtain all consents and approvals of any person required to be obtained by him or it to effect the transactions contemplated by this Agreement, or any other agreement entered into in connection herewith. Seller and Shareholder agree that any contracts applicable to the Seller have been delivered to the Buyer for its review.

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dd.    Exclusivity. Seller has not entertained, promoted, sought, obtained, encouraged, or solicited any other third party to make a proposal or ascertain their interest in acquiring the assets, business, or client contacts or information concerning the Business.
ee.    Disclosure. Notwithstanding anything herein to the contrary contained in this Agreement, the parties hereby agree that the representations and warranties made by the Seller or the Shareholders are the exclusive representations and warranties made by the Seller and the Shareholders with respect to the Seller, including its businesses and assets or the contemplated transactions. The Seller and the Shareholders hereby disclaim any other express or implied, written or oral, representations or warranties with respect to the Seller, the businesses and assets of the Seller and the contemplated transactions. Except as expressly set forth in Section 4, (i) the condition of the Business and Purchased Assets of the Seller shall be “as is”, “where is” and “with all faults” and none of the Seller or any Shareholders makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the Business or any of the Purchased Assets of the Seller or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, and (ii) none of the Seller or the Shareholders is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections, or other forward-looking prospects, risks or statements (financial or otherwise) of the Seller made, communicated or furnished (orally or in writing) to Buyer or its representatives, and the Seller and the Shareholders hereby disclaim all liability and responsibility for any such information and statements (except as specifically set forth in this Agreement. It is understood that any due diligence materials made available to Buyer or its representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Seller or any Shareholder.
ff.    State Takeover Laws. No “business combination,” “moratorium,” “fair value,” “control share acquisition” or other state anti-takeover statute or regulation is or shall be applicable to this Agreement or the transactions contemplated hereby by reason of Seller being a party to this Agreement, performing its obligations hereunder or consummating the transactions contemplated hereby.
gg.    New Equipment. Schedule 3(a) accurately sets forth the purchase date, invoice copy and, in respect of the Reimbursable Equipment, proof of full and final payment having been made by the Seller for each item of New Equipment. Seller has not received any payment in whole or in part for (x) the Reimbursable Equipment, to the extent Seller is being reimbursed by Buyer for such Reimbursable Equipment by the Reimbursement Payment or (y) any of the equipment described in items 3, 4, or 6 in Schedule 2(a).
hh.    Offset Credits. Schedule 2(a) sets forth the full amount of negative balances and credits in customers’ accounts.

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5.    Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and the Shareholder as follows:
a.    Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
b.    Authority. The execution and delivery of this Agreement and each of the other agreements required to be entered into or delivered by it under the terms hereof and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and this Agreement and each of the other agreements required to be entered into or delivered by it under the terms hereof are the valid and binding obligations of the Buyer, enforceable in accordance with their terms except (i) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect relating to creditors’ rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court (in equity or at law) before which any proceeding therefore may be brought. Neither the execution and delivery of this Agreement and each of the other agreements required to be entered into or delivered by it under the terms hereof nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or (ii) a default, or give rise to a right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or obligation to which it is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets. No consent or approval by any governmental authority is required in connection with the execution and delivery by the Buyer of this Agreement or each other agreement required to be entered into or delivered by it under the terms hereof or the consummation by the Buyer of the transactions contemplated hereby or thereby.
c.    Brokers’ or Finders’ Fees, Etc. No agent, broker, investment banker, person or firm acting on behalf of the Buyer or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
d.    No Proceedings. There is no proceeding pending or threatened against Buyer, including any proceeding (i) that challenges, or seeks damages or other relief in connection with, any of the transactions contemplated herein or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions or otherwise

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interfering with any of the transactions contemplated herein. Since March 31, 2015, there is no other proceeding pending or threatened against Buyer.
e.    Obligations Not Contingent. The obligations of the Buyer under this Agreement are not contingent upon the availability of financing or the receipt of any third party consents related to its actions and obligations.
f.    Independent Investigation.    Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Seller, which investigation, verification, review and analysis was conducted by the Buyer and, to the extent Buyer deemed appropriate, by Buyer’s representatives.
6.    Conditions of Obligations of the Buyer; Covenants of the Buyer.
a.    The obligations of the Buyer to perform this Agreement are subject to the satisfaction of the following conditions unless waived by the Buyer:
i.    Accuracy of Representations. Seller’s and Shareholder’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall be true and accurate in all material respects as of the time of the Closing.
ii.    Seller’s Performance. All of the covenants and obligations that Seller and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (to the extent such matters can be done prior to Closing, and if not, within a reasonable period of time after Closing), including the delivery of all documents pursuant to Section 3(c)(i) at or prior to Closing, and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.
b.    Cooperation. After the Closing, Buyer shall cooperate with Seller and its Shareholders, officers, managers, employees, attorneys, accountants and other agents and, generally, shall do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.
7.    Conditions of Obligations of the Seller and the Shareholder; Covenants of the Seller.
a.    The obligations of the Seller and the Shareholders to perform this Agreement are subject to the satisfaction of the following conditions unless waived by the Seller and the Shareholders:

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i.    Accuracy of Representations. Buyer’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall be true and accurate in all material respects as of the time of the Closing.
ii.    Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (to the extent such matters can be done prior to Closing, and if not, within a reasonable period of time after Closing), including the delivery of all documents pursuant to Section 3(c)(ii) at or prior to Closing, and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.
b.    Cooperation. After the Closing, Seller and the Shareholders shall cooperate with Buyer and its officers, managers, employees, attorneys, accountants and other agents and, generally, shall do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.
c.    Reasonable Reserves. After the Closing, the Shareholders will (i) maintain no less than $500,000 for 12 months after Closing to satisfy all obligations under this Agreement and in connection with the Excluded Liabilities (the “Reserve Amount”); (ii) (without limitation to any other obligations set forth in this Agreement) upon request of Buyer, from time to time, shall provide Buyer with reasonable evidence for Buyer to monitor Shareholders’ compliance with this Section 7(c); and (iii) provide bank account statements reflecting compliance with the foregoing clause (i) as of June 16, 2015, September 15, 2015, December 15, 2015, March 15, 2016 and June 15, 2016 . The Reserve Amount shall be maintained by the Shareholders in their own personal accounts. Each Shareholder shall be responsible only for maintaining an amount equal to their proportionate share of the Reserve Amount, as determined by reference to the Shareholder’s relative share ownership in IMES at the time of Closing.
8.    Purchase of Receivables.
a.    As used herein, the following terms shall have the following respective meanings:
i.    “Receivable” means an account receivable or a note owed to the Seller which is being transferred, assigned and conveyed to the Buyer hereunder;
ii.    “Debtor” means a debtor or an obligor of a Receivable;

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iii.    “Claim” means a claim, refusal to pay or other setoff against a Receivable or with respect to the goods to which the Receivable is related;
iv.    “Disputed Receivable” means a Receivable as to which the Debtor has manifested a Claim to the Seller or the Buyer.
b.    The Buyer shall use its reasonable efforts, exercised in good faith, to collect all of the Receivables. Litigation shall not be required.
c.    Any payment from a Debtor (other than a payment with respect to a Disputed Receivable) received by the Buyer subsequent to the Closing which is not specified by the Debtor to be applied against a particular Receivable or an amount owed to Buyer for other than a Receivable shall, for purposes of this Agreement, be first applied against the Receivables of such Debtor other than Disputed Receivables. Buyer reserves the right to reverse any such application of payment to a Receivable if it subsequently becomes a Disputed Receivable.
d.    In the event that, subsequent to the Closing, a Debtor manifests to the Buyer any Claim with respect to a Receivable, the Buyer shall notify the Seller thereof in writing, which notification shall contain all relevant information known to the Buyer with respect thereto.
e.    The Seller and the Shareholders shall jointly and severally repurchase from the Buyer all receivables that remain uncollectable in the determination of the Buyer 12 months from the Closing Date. The Seller shall have the right to verify the existence of the unpaid balance of any receivables.
f.    All costs and expenses of collection of Receivables incurred by Buyer shall be paid by Seller.
9.    Survival of Representations and Warranties; Indemnification, Etc.
a.    Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties and agreements made by any party hereto in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of any other party for a period of three years (the “Indemnification Period”). Anything contained herein to the contrary notwithstanding, no investigation by the Buyer, its parent, subsidiaries, affiliates, employees or agents shall in any way affect or otherwise diminish the representations, warranties and agreements made by the Seller and the Shareholders hereunder. Notwithstanding anything contained in this Agreement, the rights of Buyer, the Seller, the Shareholders and/or their respective affiliates to indemnification, reimbursement or any other remedy based upon any representations, warranties, covenants and obligations set forth in the Agreement shall not be affected by any investigation

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(including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition requiring the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations or warranties’ inaccuracy and/or covenants or obligations’ non-performance and/or non-compliance. Each of these representations, warranties, covenants and/or obligations are meant as contractual rights of Buyer and the Seller.
b.    Representations and Warranties. Buyer acknowledges and agrees that neither Seller nor Shareholders have made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, and that it is not relying and has not relied on any representation or warranties whatsoever regarding the subject matter of this Agreement, except for the representations and warranties in Section 4. Seller acknowledges and agrees that Buyer has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5, and that it is not relying and has not relied on any representation or warranties whatsoever regarding the subject matter of this Agreement, except for the representations and warranties in Section 5.
c.    Agreement to Indemnify.
i.    Sellers. As Buyer’s exclusive remedy for claims in connection with this Agreement and the transactions contemplated hereby (other than in connection with fraud), subject to the terms and conditions of this Section 9, each of the Seller and the Shareholders, jointly and severally, hereby agree to indemnify and hold harmless the Buyer and each of its parent, subsidiaries, affiliates, officers, directors, shareholders, employees and agents (collectively called the “Buyer Indemnified Persons”) harmless from, against, for and in respect of:
(a)    Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with the Seller or Shareholders (or any person acting on the Seller or Shareholders’ behalf) in connection with any of the transactions contemplated by this Agreement;
(b)    Except for those specifically assumed by Buyer pursuant to Section 2(a) above and without limitation to clause 9(c)(i)(c) below, any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses suffered, incurred or required to be paid

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arising out of the ownership or operation of the Purchased Assets or which otherwise relate to the Business prior to the Effective Time (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim);
(c)    Any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses suffered, incurred or required to be paid (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) because of the untruth, inaccuracy or breach of any representation, warranty, covenant, obligation or agreement of the Seller or the Shareholders contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach;
(d)    Any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses suffered, incurred or required to be paid (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) which relate to Seller’s failure to qualify to do business in any jurisdiction in which it was required to so qualify prior to the Closing Date; and
(e)    All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs, expenses of investigation of any alleged claim, interest and penalties) incurred by any Buyer Indemnified Persons (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) in connection with any claim, action, suit, proceeding, investigation, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9(c)(i), on an as incurred basis.
ii.    Buyer. As Seller’s and the Shareholders’ exclusive remedies for claims in connection with this Agreement and the transactions contemplated hereby (other than in connection with fraud), subject to the terms and conditions of this Section 9, Buyer hereby agrees to indemnify and hold harmless the Seller and Shareholders (collectively called the “Seller Indemnified Persons”) from, against, for and in respect of:
(a)    Any and all and damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses suffered, incurred or required to be paid (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of

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liability, obligation or claim) as a result of the breach of any representation or warranty made by the Buyer in this Agreement;
(b)    Any and all and damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses suffered, incurred or required to be paid (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) as a result of the breach of any covenant or obligation of the Buyer in this Agreement;
(c)    Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with the Buyer (or any person acting on the Buyer’s behalf) in connection with any of the transactions contemplated by this Agreement;
(d)    All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs, expenses of investigation of any alleged claim, interest and penalties) incurred by the Seller Indemnified Persons (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) in connection with any claim, action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9(c)(ii), on an as incurred basis;
(e)    Any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses suffered, incurred or required to be paid arising out of Buyer’s ownership or operation of the Purchased Assets after the Effective Time (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) and not arising out of an Excluded Liability; or
(f)    Any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses suffered, incurred or required to be paid arising out of the Assumed Liabilities after the Effective Time (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim).
d.    Claim Assertion.
i.    It is the intention of the parties that they not spend administrative time and money after Closing in resolving claims that they may have against each

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other hereunder for fulfillment of their agreements under this Agreement or for breach of any of their representations or warranties as herein set forth, if the aggregate amount of such claims is less than $50,000. Consequently, (A) unless the amounts due to Buyer from Seller and/or any Shareholder with respect to (i) breach of any representation or warranty or other agreement of Seller or Shareholder herein contained, or (ii) their indemnification of Buyer relating to the assertion against Buyer of any Excluded Liability, is $50,000 or more in the aggregate they shall not be recoverable and if such amounts are greater than $50,000, then Seller and Shareholders shall have liability only for the amount which exceeds $50,000; and (B) unless the amounts due to Seller and/or any Shareholder from Buyer with respect to breach of any representation or warranty or other agreement of Buyer herein contained is $50,000 or more in the aggregate they shall not be recoverable and if such amounts are greater than $50,000, then Buyer shall have liability only for the amount which exceeds $50,000. Notwithstanding any provisions to the contrary, no party shall have any liability or obligation to indemnify any other party for any claims, individually or in aggregate, exceeding $4,000,000. The foregoing limitations set forth in this paragraph, however, shall not apply to claims relating to the Employment Agreement with Trey and the consulting agreement with Lee, the provisions herein set forth in Section 10, Section 11, Section 12(b), the provisions herein set forth in Section 8 regarding Receivables, Seller’s liability to Buyer with respect to those particular Excluded Liabilities set forth in Sections 2(b)(i), 2(b)(ii), and 2(b)(xi) and the Reimbursable Equipment Liabilities, the claim set forth in Schedule 4(r), and Seller’s liability to Buyer with respect to warranty or return policies not assumed by Buyer pursuant to Section 2(a)(iii), and Buyer may recover a claim against Seller or Shareholder with respect to any of such items even if the aggregate of all claims is less than $50,000. Notwithstanding that multiple subsections of Section 9(c) may apply to a claim, no indemnified person shall be entitled to more than one recovery thereunder.
ii.    If the Closing occurs, Seller and Shareholders will have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date or (ii) a representation or warranty, only if on or before that date one hundred eighty (180) days after the expiration of the Indemnification Period, Buyer notifies Seller or Shareholders of Buyer’s claim thereof specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.
iii.    If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with or (ii) a representation or warranty, only if on or before that date one hundred eighty (180) days after the expiration of the Indemnification Period, Seller notifies Buyer of Seller or Shareholder’s claim thereof specifying the

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factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholders.
e.    Right of Set-Off. If any indemnified person has given notice of a claim for indemnification pursuant to this Section 9, and such claim has been finally determined but is unpaid prior to the time scheduled for any payments by the indemnified person to any indemnifying person(s) pursuant to this Agreement or pursuant to the Annual Bonus provisions (Section 2.02) of the Employment Agreement (such amounts of payment pursuant to such provisions of the Employment Agreement, the “Annual Bonus”), to the extent such claim is unpaid for a period of 10 Business Days, the indemnified persons shall have the right to set off and otherwise apply the amount of such finally determined claim against the amount of the payments to be made by the indemnified person to such indemnifying person(s), including, without limitation, the application of all or part of the full amount of such finally determined claim against Trey’s Annual Bonus under the Employment Agreement. If Buyer has given notice of a bona fide claim for indemnification hereunder and such claim has not been finally determined prior to the time scheduled for any such payment, Buyer shall have the right, notwithstanding anything herein to the contrary, to withhold from the Annual Bonus otherwise due all or part of the amount (or, if the amount is not certain, a reasonable and good faith estimate of the amount) of such bona fide indemnification claim as set forth in such notice of claim. Following the final determination of such indemnification claim, Buyer shall (i) retain all or a portion of the amount so withheld, to the extent the final determination of such claim is in favor of the Buyer, and (ii) distribute the remainder, if any, to Trey, within 10 days after the date of such final determination. For the avoidance of doubt, (i) use of the foregoing setoffs, whether in whole or in part or otherwise, shall be at Buyer’s sole option and (ii) Buyer shall be entitled to set off 100% of the Annual Bonus pursuant to this Section 9(e) notwithstanding that such remedy may result in Trey bearing a larger portion of the indemnification responsibility than other Shareholders. Trey acknowledges and agrees that in the event of any inconsistency between this Section 9(e) and the Employment Agreement, the terms of this Agreement shall prevail. As used herein, “Business Day” means any day Monday through Friday, except for federal holidays.
f.    Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other right or the seeking of any other remedies against any other party hereto.
g.    Damage Limitation. NEITHER THE BUYER, NOR THE SELLER NOR THE SHAREHOLDERS MAY RECOVER PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY; PROVIDED, HOWEVER, THAT THIS SECTION 9(g) SHALL NOT APPLY TO ANY CLAIMS BROUGHT IN CONNECTION WITH SECTIONS 4(b), 4(d), 4(f)-(i), 4(k), 4(p)-(w), 4(z)-(dd), 5(a), 5(b), or 5(d) OF THIS

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AGREEMENT. Neither the Buyer, Seller or Shareholders shall be obligated to indemnify another party for any amount to the extent that party recovers such amount from a third party under any insurance policy, indemnity agreement or other agreement and each party shall use commercially reasonable efforts to enforce its rights under any such insurance policy, indemnity agreement or other agreement. Nothing in this Agreement shall in any way restrict or limit the obligations at law of an indemnified person to mitigate any damages it may suffer or incur by reason of the breach or inaccuracy of any representation or warranty by an indemnifying party or the breach or nonperformance of any covenant by an indemnifying party.
10.    Non‑Competition and Non-Solicitation Provisions. For no additional consideration other than to induce the consummation of the transactions contemplated by this Agreement, Seller, Lee and Ezell jointly and severally agree that they will not, except with Buyer’s written consent:
a.    Directly, indirectly or otherwise, make use of, disseminate or disclose to any person or entity any information, knowledge or data of Seller with respect to the Purchased Assets or the business relating thereto, which information, knowledge or data is not generally known in the business of Seller or Buyer.
b.    For a period beginning the date hereof and ending five years after all Shareholders have left the employ of (including any consulting arrangement for) Buyer or any affiliate:
iii.    Directly or indirectly (whether or not for compensation or profit) through any other individual or entity whether as an officer, director, shareholder, creditor, partner, promoter, proprietor, associate, employee, representative or otherwise, become or be interested in, or associated with, any individual or entity, other than the Buyer, engaged in any business or enterprise the nature of which is competitive with that of the Buyer in the territories served by the Buyer; provided however, that, anything above to the contrary notwithstanding, Seller and Shareholders may, after the date of this Agreement, own as inactive investors, securities of any corporation engaged in any prohibited business as described above which is publicly traded on a national securities exchange or in the over‑the‑counter market, so long as the holdings of Seller and Shareholders and their Affiliates, in the aggregate, constitute less than 1% of the outstanding voting securities of such corporation.
iv.    Directly or indirectly (whether or not for compensation or profit) through any other individual or entity call upon, solicit, entice, persuade or induce any individual which presently is a customer or supplier of Seller to purchase (with respect to customers) or sell (with respect to suppliers) products of the types or kind sold by the Seller or which could be substituted for or which serve the same purpose or function as products sold by the Seller, and shall not approach, respond to, or

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otherwise deal with any such customer or supplier for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
v.    Directly or indirectly (whether or not for compensation or profit) through any other individual or entity call upon, solicit, entice, persuade or induce any individual which presently is a customer or supplier of Seller to terminate, reduce, not enter into, or refrain from renewing or extending with the Buyer its contractual or other relationship that such customer, or supplier had with the Seller and shall not approach, respond to, or otherwise deal with any such customer or supplier for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
vi.    Take no action, formal or informal, direct or indirect, to (a) solicit the employment of or hire any employees while such person is, or was within the twenty four (24) month period prior to his or her solicitation of employment, an employee of Buyer or one of its Affiliates, other than through general advertising not specifically directed at such Employees, or (b) solicit, entice, induce or encourage any employees or any other employee, consultant or independent contractor of the Buyer to terminate his, her or its relationship with the Buyer in order to become an employee of, or a consultant or independent contractor to, a person other than Buyer.
c.    Seller and each of the Shareholders acknowledge that by entering into this Agreement or their respective employment agreements with Buyer, as applicable, the restrictions contained in this Section 10 or their respective employment or consulting agreements, as applicable, will not cause them any undue harm and they are reasonable and necessary in order to protect the Buyer’s legitimate interest and that any violation thereof will result in irreparable injury to the Buyer which cannot be adequately compensated by money damages. By reason of this, Seller and each of the Shareholders acknowledge that the Buyer shall be entitled, in addition to any other remedy it may have at law, to the remedies of injunction, specific performance and other equitable relief for breach by the Seller and the Shareholders, or any one of them, of the provisions of this Section 10 or their respective employment or consulting agreements, as applicable. This Section 10(c) or their respective employment or consulting agreements, as applicable, shall not, however, be construed as a waiver of any of the rights which the Buyer may have for damages, or otherwise.
d.    Each of the terms, provisions and restrictions of this Section 10, including without limitation, Sections 10(b)(i)-(iii), is and is deemed to be severable, in whole or in part, and if any term, provision or restriction or the application thereof in any circumstances should be invalid, illegal or unenforceable the remaining terms, provisions and restrictions or the application thereof to circumstances other than those to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

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e.    In the event of any breach or violation of the restrictions contained in this Section 10 the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation shall be fully and finally cured.
f.    If any of the terms, provisions or restrictions of Sections 10(b)(i)-(iii) are held to be in any respect unreasonable restrictions, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates or effect any other change to the extent necessary to render any of the terms, provisions or restrictions of said Sections 10(b)(i)-(iii) enforceable.
g.    Notwithstanding any provision to the contrary in this Section 10 or elsewhere in this Agreement, the covenants and restrictions in this Section 10 other than those in Section 10(d) do not apply to Trey. Any non-competition and/or non-solicitation covenants, restrictions and obligations related to Trey are governed solely by the Employment Agreement and Section 10(d). However, any breach by Trey of the non-competition and/or non-solicitation covenants, restrictions and obligations in the Employment Agreement shall be deemed a breach of this Agreement.
11.    Confidentiality. The Buyer, Seller and the Shareholders acknowledge that the terms, provisions and covenants of the Mutual Non Disclosure Agreement (“NDA”), attached as Exhibit D (as if all information concerning the Business, the Purchased Assets, the Assumed Liabilities, this Agreement and all of the transactions contemplated hereby were confidentially provided pursuant to the NDA and as if each of the Seller and the Shareholders were party thereto), shall remain in full force and effect for a period of three years from the date of the NDA, provided however, that as this Section 11 applies to Trey, the NDA shall remain in full force and effect for no longer than the period of time described in the Employment Agreement.
12.    Post-Closing Covenants.
a.    Employees. The Seller and the Shareholders shall use their best efforts to persuade the employees of Seller as requested by Buyer to become employees of Buyer after the Closing. Buyer agrees to hire all employees of the Seller who are in good standing immediately prior to the Closing under terms consistent with their current employment (including current bonus programs) or better as mutually agreed by Seller and Buyer and with their current seniority/tenure and all benefits currently offered by Buyer to its employees generally.
b.    Equipment Reimbursement. The Seller and the Shareholders shall, to the extent any of the Reimbursable Equipment listed in Schedule 3(a) is, as of the Effective Time, (i) not available to the Buyer; (ii) not in substantially the same condition (normal wear and tear excepted) as noted in Schedule 3(a); or (iii) has been further monetized (in whole or in part) as compared to its status as noted in Schedule 3(a), be jointly and severally liable

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to reimburse the Buyer for any corresponding decrease in value to Buyer of the Reimbursable Equipment, as determined according to the same methods as such equipment was valued for purposes of creating Schedule 3(a).
c.    Registrations. The Buyer shall cause to be filed, with the cooperation of the Seller and Shareholders as may be reasonably requested by the Buyer, all material notifications required to be filed with the Department of Health and Human Services for the State of North Carolina and the Department of Health and Environmental Control for the State of South Carolina as a result of the transactions contemplated herein.
13.    Miscellaneous.
a.    Expenses; Transfer Taxes, Etc. The Seller and each of the Shareholders agree that all fees and expenses incurred by it or him in connection with the Agreement shall be borne by it and him and the Buyer agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it. The Seller and each of the Shareholders agree that it or they will pay all sales, transfer or other taxes which may be payable by it in connection with the transactions contemplated by this Agreement.
b.    Parties in Interest. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto. Seller may assign its rights subject to its obligations hereunder to its Shareholders upon liquidation.
c.    Amendments. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party’s obligations hereunder may only be waived in writing by such party.
d.    Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
e.    Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally sent by electronic transmission or when deposited in the United States mail (by registered, certified or express mail, postage prepaid) addressed as follows:
If to the Buyer, to:    c/o Richardson Electronics, Ltd.
P.O. Box 393
LaFox, IL 60147
Attn: Edward J. Richardson
E-mail: ed@rell.com

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With a copy to:    Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn: Mitchell Raab
Email: mraab@olshanlaw.com
If to Seller or the Shareholders:     Lee A. McIntyre III
4134 Birkshire Heights
Fort Mill, SC 29708
Email: tmcintyrehome@gmail.com

With a copy to:    The Van Winkle Law Firm
2201 South Boulevard, Suite 220
Charlotte, NC 28203
Attn: Anna S. Mills
Email: amills@vwlawfirm.com

or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.
f.    Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
g.    Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles.
h.    Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Charlotte, North Carolina before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those rules. Judgment on an award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
i.    Gender and Number. Any reference to gender shall be deemed to include the masculine, feminine or neuter genders as the context requires. The singular shall include the plural and the plural the singular as the context may require.

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j.    Person. “Person” means natural persons, partnerships, joint ventures, associations, corporations, trusts, governmental units or agencies and other public bodies.
k.    Hereof, Etc. The words “hereof”, “herein”, “hereto”, “hereby”, “hereunder”, and other words of similar import refer to this Agreement as a whole including, without limit, all schedules and exhibits.
l.    Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
14.    [Reserved]
15.    Access to Records. Except as otherwise provided herein, each party hereto agrees to preserve and make available for a period of five years after the date of Closing all of the books and records held by such party relating to the Purchased Assets, and the business conducted by Seller through the Closing including, without limitation personnel and payroll records of Seller, and after the Closing each party and its representatives shall have reasonable access at its own expense to all of such records held by the other parties, upon receipt of reasonable advance notice and during normal business hours.
16.    Entire Agreement.    This Agreement supersedes all prior agreements, whether written or oral, among the parties with respect to the subject matter (including any letter of intent and any confidentiality agreement) and constitutes (along with the Schedules, Exhibits and the Transaction Documents) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter.
17.    Further Assurances. Each party hereto agrees (a) to make available upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
18.    No Third Party Rights. Except as set forth in Section 9(c), nothing expressed or referred to in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
19.    No Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller, on the one hand, and Buyer, on the other hand, which consent may be granted or withheld in the sole discretion of the Seller or Buyer, as the case may be; provided, however, that Buyer may, without the consent of any other party, assign its

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rights and obligations hereunder to an affiliate of Buyer (provided, further, that Buyer shall remain jointly and severally liable with such affiliate and shall cause all of its covenants and obligations hereunder to be fulfilled, satisfied and fully complied with by Buyer’s affiliate).
20.    Attorney-Client Privilege.
a.    Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is acknowledged by each of the parties that The Van Winkle Law Firm has represented Seller prior to the Closing in connection with the transactions contained herein. The parties agree that any attorney-client privilege or attorney work-product protection attaching as a result of The Van Winkle Law Firm’s representation of Seller in connection with the transactions contained herein, and all information and documents subject to such privilege or protection, shall belong to and be controlled by Seller, and may be waived only by Seller, and shall not pass or be claimed or used by Buyer; provided, however, that in the event of a dispute between the Buyer and a third party (other than a party to this transaction or such a party’s affiliates) after the Closing Date, the Buyer may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of confidential communications to such third party.
b.    The attorney-client privilege and attorney work-product protection attaching as a result of The Van Winkle Law Firm’s representation of Seller prior to the Closing Date concerning any subject matter to which Seller has or may have an indemnification obligation hereunder, and all information and documents subject to such privilege or protection, shall belong to and be controlled by Seller, and may be waived only by Seller, and shall not pass or be claimed or used by Buyer; provided, however, that in the event of a dispute between the Buyer and a third party (other than a party to this transaction or such a party’s affiliates) after the Closing Date, the Buyer may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of confidential communications to such third party.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

SELLER:

INTERNATIONAL MEDICAL EQUIPMENT & SERVICES, INC.

By: /s/ Lee A. McIntyre III
Name: Lee A. McIntyre III
Title: President

SHAREHOLDER:

/s/ Lee A. McIntyre III
Name: Lee A. McIntyre III

SHAREHOLDER:

/s/ Lee A. McIntyre, Jr.
Name: Lee A. McIntyre, Jr.

SHAREHOLDER:

/s/ Delburn Ezell
Name: Delburn Ezell

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BUYER:

RICHARDSON ELECTRONICS, LTD.

By: /s/ Edward J. Richardson
Name: Edward J. Richardson
Title: Chief Executive Officer